Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 26, 2007 (except for note R, as to which the date is April 12, 2007) accompanying the consolidated financial statements of Horsehead Holding Corp. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Cleveland, Ohio
June 6, 2007